Exhibit 99.1

PRESS RELEASE

Lake Shore Bancorp, Inc. Announces Results of Annual Shareholder Meeting

Dunkirk, NY – May 24, 2007 –

Lake Shore Bancorp, Inc. ( the “Company”) (NASDAQ Global Market: LSBK), the holding company for Lake Shore Savings Bank (the “Bank”), today announced that all of the Board of Director’s nominees have been elected at its Annual Shareholder Meeting held at the Clarion Hotel, Dunkirk, New York on May 23, 2007. The proposals to amend the Lake Shore Bancorp, Inc. 2006 Stock Option Plan and the Lake Shore Bancorp, Inc. 2006 Recognition and Retention Plan were not approved by a majority of the outstanding shares of common stock that were not held by Lake Shore, MHC. Of the 2,723,136 votes received on the proposal to amend the Lake Shore Bancorp, Inc. 2006 Stock Option Plan, 1,034,200 voted for the amendment, 943,033 voted against the plan, and the remainder either abstained or did not vote. The proposal to amend the Lake Shore Bancorp, Inc. 2006 Recognition and Retention Plan received 1,060,484 votes for the amendment, 916,299 votes against the amendment, and the remainder either abstained or did not vote. 50.01% of the outstanding shares of common stock that was not held by Lake Shore, MHC, or 1,488,110 votes, were needed for the plan amendments to pass.

David C. Mancuso, President and CEO, stated “As a public company we are required to put these issues up for a vote to obtain shareholder approval. The two resolutions to amend our stock plans did not have sufficient votes for approval and we have no current plans to bring those resolutions back for another vote.”

Prior to the annual shareholder meeting, one of Lake Shore Bancorp, Inc. investors, PL Capital, LLC., indicated that they would not vote for the proposals to amend the stock plans. Mr. Mancuso stated, “I believe PL Capital was very clear in their press release that they had no issues with the board or management. Instead their decision to vote against the two resolutions was purely their call. They have the right to vote their shares as they see fit. We plan to maintain a good relationship with all of our shareholders going forward.”

Lake Shore Bancorp is the parent company of Lake Shore Savings Bank, a community-oriented financial institution operating eight full-service branch locations in western New York offering a broad array of retail and commercial lending and deposit services. Traded on the NASDAQ Global Market as LSBK, Lake Shore Bancorp can also be found on the web at www.lakeshoresavings.com.

This release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are based on current expectations, estimates and projections about the Company’s and the Bank’s industry, and management’s beliefs and assumptions. Words such as anticipates, expects, intends, plans, believes, estimates and variations of such words and expressions are intended to identify forward-looking statements. Such statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to forecast. Therefore, actual results may differ materially from those expressed or forecast in such forward-looking statements. The Company and Bank undertake no obligation to update publicly any forward-looking statements, whether as a result of new information or otherwise.

Media Contact –

Rachel A. Foley, CFO

Lake Shore Bancorp, Inc.

(716) 366-4070